AETNA SERIES FUND, INC.
                       COMPUTATION OF PERFORMANCE DATA
                           TOTAL RETURN QUOTATIONS


SELECT  CLASS  SHARES

Assumptions:

- The 1-year figure assumes the redemption on September 30, 1996 of values attributable to a $1,000 payment made on October 1, 1995.

- The Since Inception figures assume the redemption on September 30, 1996 of values attributable to a $1,000 payment made on October 1, 1991 (inception date of the private account).

     Index  Plus  Composite
        1  Year                 $1,000  (1+22.05%)(1)  =  $1,221
        Since  Inception        $1,000  (1+15.48%)(5)  =  $5,774

ADVISER  CLASS  SHARES

Assumptions:

- The 1-year figure assumes the redemption on September 30, 1996 of values attributable to a $1,000 payment made on October 1, 1995.

- The Since Inception figures assume the redemption on September 30, 1996 of values attributable to a $1,000 payment made on October 1, 1991 (inception date of the private account).

- The performance reflects the deduction of the maximum contingent deferred sales charge of 1%, declining by 0.25% each year after the date of purchase to zero, assuming shares were redeemed at the end of the period.

     Index  Plus  Composite
        1  Year                 $1,000  (1+19.94%)(1)  =  $1,199
        Since  Inception        $1,000  (1+13.48%)(5)  =  $5,674